Amended
          Articles of Incorporation
                    Of
         Pure Steel Custom Cycles, Inc.

Articles I
The name of the corporation shall be Pure Steel
Custom Cycles, Inc.

Article II
The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

Article III
The corporation initially intends to engage in the manufacturing and selling of custom motorcycles and accessories.

Article IV
The corporation shall have the authority to issue twenty-five million (25,000,000) shares of common stock and the authority to issue three-hundred thousand (300,000) shares of preferred stock.

Article V
The name and address of the initial statutory agent of the corporation is:

John J. Assini
7493 N. Oracle Road
Suite #213
Tucson, Arizona 85704

Article VI
The know place of business of the corporation in the County of Maricopa, State of Arizona, is:

Pure Steel Custom Cycles, Inc.
4010 Grand Avenue
Suite 16
Phoenix, Arizona 85019

Article VII
The initial Board of Directors shall consist of two
(2) directors to serve as directors until the first annual meeting of shareholders or until his or her successor is elected and qualified:

Danny Elzy
c/o McDade & Assini, P.C.
8493 N. Oracle Rd.
Suite #213
Tucson, Arizona 85704

Oscar Coca
c/o McDade & Assini, P.C.
8493 N. Oracle Rd.
Suite #213
Tucson, Arizona 85704

Article VIII
The incorporators of the corporation are:

Danny Elzy
c/o McDade & Assini, P.C.
8493 N. Oracle Rd.
Suite #213
Tucson, Arizona 85704

Oscar Coca
c/o McDade & Assini, P.C.
8493 N. Oracle Rd.
Suite #213
Tucson, Arizona 85704

Article IX
The holders of the common stock of the corporation
shall have, from time to time, pre-emptive rights
as to the common (and Preferred) stock then or
thereafter authorized to be issued, including
Treasury stock.   No resolution of the Board of
Directors authorizing the issuance of stock to which pre-emptive rights shall attach may require such rights to be exercised within less than thirty
(3) days.

Article X
The private property of the shareholders shall be exempt from liability for corporate debts.

IN WITNESS WHEREOF, for the purpose of forming Pure
Steel Custom Cycles, Inc. under the laws of the State of Arizona, being the incorporators named herein, have executed these Amended Articles of Incorporation, this 15th day of December 1999.

/s/Oscar Coca
/s/Danny Elzy
-----------------------------
------------------------------
Oscar Coca
Danny Elzy

I, John J. Assini, Esq., having been designated to act as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised
Statutes.

/s/John J. Assini
----------------------------
Statutory Agent



STATE OF ARIZONA )
                 )ss.
COUNTY OF PIMA   )

Subscribed and sworn to before me this 15th day of December 1999, by Oscar Coca.

Subscribed and sworn to before me this 15th day of December 1999, by Danny Elzy.

/s/Troy L. Glenn
----------------------------
Notary Public

My commission expires:
     5-1-01
----------------------------